UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Fair Isaac Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSALS 2 AND 3 ADOPTION OF AMENDMENTS TO THE COMPANY’S CERTIFICATE AND BYLAWS REGARDING DIRECTOR ELECTIONS
PROPOSAL 2 ADOPTION OF AMENDMENT TO CERTIFICATE TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS
PROPOSAL 3 ADOPTION OF AMENDMENT TO BYLAWS TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
PROPOSAL 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BOARD MEETINGS, COMMITTEES AND ATTENDANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION FOR 2009
EXECUTIVE COMPENSATION
COMPENSATION OF NAMED EXECUTIVES
SUMMARY COMPENSATION TABLE FOR FISCAL 2009
GRANTS OF PLAN-BASED AWARDS IN 2009
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
2009 OPTION EXERCISES AND STOCK VESTED
NON-QUALIFIED DEFERRED COMPENSATION FOR 2009
ESTIMATED CHANGE IN CONTROL OR TERMINATION BENEFITS AT 2009 FISCAL YEAR-END
APPENDIX A

FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 2, 2010,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 2, 2010

PLACE	Offices of Fair Isaac Corporation 200 Smith Ranch Road San Rafael, California

ITEMS OF BUSINESS	1. To elect nine directors to serve until the 2011 Annual Meeting and thereafter until their successors are elected and qualified;

2. To approve an amendment to our Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors;

3. To approve an amendment to our Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard;

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on December 8, 2009. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2009 Annual Report on Form 10-K accompanies this proxy statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina
Executive Vice President, General Counsel and Secretary

December 29, 2009

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on February 2, 2010, because you were a stockholder of Fair Isaac Corporation (“FICO,” “the Company,” “we,” “our,” “us”) at the close of business on December 8, 2009, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about December 29, 2009. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

•	Election of nine directors: A. George Battle; Nicholas F. Graziano; Mark N. Greene; Alex W. Hart; James D. Kirsner; William J. Lansing; Rahul N. Merchant; Margaret L. Taylor; and Duane E. White;

•	An amendment to our Restated Certificate of Incorporation (“Certificate”) to eliminate cumulative voting in the election of directors;

•	An amendment to our Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard;

•	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

•	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the amendment to our Certificate to eliminate cumulative voting in the election of directors, FOR the amendment to our Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2010.

What is the voting requirement to elect the directors (Proposal 1)?

A plurality of the votes cast is required for the election of each of the nine nominees for director.

What is the voting requirement to approve the amendment to the Certificate (Proposal 2)?

The affirmative vote of a majority of the shares outstanding and entitled to vote is necessary to approve the amendment to the Certificate to eliminate cumulative voting in the election of directors. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against the proposal.

What is the voting requirement to approve the amendment to the Bylaws (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to approve the amendment to our Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard. Abstentions and broker non-votes will have the same effect as votes against the proposal.

In addition, the implementation of this proposal is expressly conditioned upon approval by the stockholders of Proposal 2, which requires the affirmative vote of a majority of the shares outstanding and entitled to vote in order to be approved.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 4)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2010. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

How do I cumulate my votes in the election of directors?

You are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. However, no stockholder may cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting, and the stockholder has given notice at the Annual Meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

How do I vote?

You may vote using any of the following methods:

•	Proxy card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the amendment to our Certificate, FOR the amendment to our Bylaws, and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2010.

•	By telephone or the Internet. The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of BNY Mellon will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date 47,194,593 shares of FICO Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, or by faxing your request to 612-758-6002. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A, Inc. to assist in the distribution of Proxy Material and solicitation of votes for $10,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on our website at www.fico.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee, Governance, Nominating and Executive Committee, and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The most recent Chief Executive Officer’s certification was filed with the NYSE on February 25, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of FICO’s stock?

Yes. As of November 30, 2009, publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our Common Stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). We are not aware of any other beneficial owner of more than five percent of our Common Stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our Common Stock as of November 30, 2009, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

Southeastern Asset Management, Inc.[3]	7,911,200	16.7%
6410 Poplar Avenue Suite 900 Memphis, TN 38119
Barclays Global Investors[3]	3,489,362	7.4%
400 Howard Street San Francisco, CA 94105
Royce & Associates[3]	2,737,690	5.8%
745 Fifth Avenue New York, NY 10151
Michael Campbell[4]	306,668	*
A. George Battle[5]	230,760	*
Richard Deal[6]	225,960	*
Mark Greene[7]	169,115	*
Margaret Taylor[8]	155,266	*
Alex Hart[9]	147,241	*
Mark Scadina[10]	80,912	*
William Lansing[11]	65,645	*
James Kirsner[12]	57,725	*
Nicholas Graziano[13]	23,266	*
Allan Loren[14]	9,675	*
Thomas Bradley	9,500	*
John McFarlane[15]	5,016	*
Duane White	3,000	*
Charles Osborne	—	—
Rahul Merchant	—	—
All executive officers, directors and nominees as a group (21 persons)[16]	1,750,164	3.7%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to January 29, 2010, or restricted stock units that will vest on or prior to January 29, 2010, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on the Form 13F filed by this person as of September 30, 2009. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[4]	Includes options to purchase 302,501 shares and restricted stock units representing 4,167 shares.

[5]	Includes options to purchase 189,750 shares. Also includes 8,388 shares held by Mr. Battle’s adult son and includes 4,000 shares held by his adult daughter, neither of whom share Mr. Battle’s household. Mr. Battle disclaims beneficial ownership of the shares held by his son and daughter.

[6]	Includes options to purchase 200,688 shares and restricted stock units representing 7,084 shares.

[7]	Includes options to purchase 144,532 shares and restricted stock units representing 5,990 shares.

[8]	Includes options to purchase 135,266 shares.

[9]	Includes options to purchase 135,241 shares.

[10]	Includes options to purchase 61,251 shares and restricted stock units representing 3,751 shares.

[11]	Includes options to purchase 52,645 shares.

[12]	Includes options to purchase 37,500 shares. All of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

[13]	Includes options to purchase 20,266 shares.

[14]	Includes options to purchase 7,584 shares.

[15]	Includes options to purchase 3,016 shares.

[16]	Includes the shares in notes 4 thru 15 above, including a total of 1,559,905 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to January 29, 2010, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at nine, each of whom is up for election each year.

How are directors currently elected?

Directors are elected by a plurality of the votes cast by the stockholders at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact on the election of directors.

Proposal 3 seeks to change the standard for election of directors in uncontested elections from a plurality voting standard to a majority voting standard. If adopted, the majority voting standard would be effective starting with our 2011 Annual Meeting.

What is the length of the term?

Each director is elected for a one year term, or until a replacement who duly meets all requirements is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fico.com. All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board except Rahul N. Merchant, who is a new nominee for the Board.

Are there any arrangements or understandings pursuant to which the nominees for the Board were selected?

Two of the nominees who are currently serving on our Board — Nicholas Graziano and Duane White (the “Agreed Nominees”) — were nominated for election to the Board at last year’s Annual Meeting pursuant to an agreement (the “Sandell Agreement”) between the Company and certain stockholders of the Company that are affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). However, the Sandell Agreement did not require us to nominate the Agreed Nominees (or anyone else) for election at this year’s Annual Meeting, and in accordance with a July 29, 2009 amendment to the Sandell Agreement, the Sandell Group no longer has any representative on or influence over the composition of the Company’s Board.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•	Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•	Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•	The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•	A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the annual meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

The following persons have been nominated for election as directors:

A. George Battle.  Director since August 1996 and Chairman of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Age 65.

From January 2004 to August 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director at the following public companies in addition to FICO: Netflix Inc., Advent Software, Inc., OpenTable, Inc., and Expedia, Inc. He is also a director at the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Nicholas F. Graziano.  Director since February 2008; Member of the Audit Committee; Age 37.

Since September 2009, Mr. Graziano has served as Portfolio Manager for Omega Advisors. From September 2006 to July 2009, Mr. Graziano was a Managing Director at Sandell Asset Management Corp., an investment manager. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, a multi-billion dollar global hedge fund. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking

Department at Thomas Weisel Partners, an investment bank. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group. Currently, Mr. Graziano is not a director at any other public company in addition to FICO. Mr. Graziano earned an undergraduate degree and an M.B.A. from Duke University.

Mark N. Greene.  Director since February 2007; Age 55.

Since February 2007, Dr. Greene has served as the Company’s Chief Executive Officer and a member of the Board of Directors. From 1995 to 2007, Dr. Greene held various leadership positions in the financial services industry segment and software business groups at IBM. Prior to joining IBM, he served in leadership roles with Technology Solutions Company, Berkeley Investment Technologies, and Citicorp. From 1982 until 1988, he was an economist with the Federal Reserve Board. He received his bachelor’s degree from Amherst and his master’s and doctorate degrees from the University of Michigan. Dr. Greene is a director at the following public company in addition to FICO: Capella Education Company.

Alex W. Hart.  Director since August 2002; Member of the Compensation Committee; Age 69.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer at Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1995. From November 1988 to March 1994, he served as President and Chief Executive Officer at MasterCard International. Mr. Hart is a director at the following public companies in addition to FICO: Global Payments, Inc., where he chairs the Governance Committee and serves on the Compensation Committee; SVB Financial Inc., f/k/a Silicon Valley Bancshares Inc., where he serves as Chairman of the Board, chairs the Governance Committee and sits on the Compensation Committee; and VeriFone Inc., where he is a member of the Governance and Nominating Committee. He became chairman of the Verifone Governance Committee on October 8, 2008. He served as a director at HNC Software Inc. from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University.

James D. Kirsner.  Director since February 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 66.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director at the following public company in addition to FICO: Advent Software, Inc., where he serves on the Audit and Compensation Committees. Mr. Kirsner received his undergraduate and masters degrees from Wharton School of Business at the University of Pennsylvania.

William J. Lansing.  Director since February 2006; Member of the Audit Committee; Age 51.

In February 2009, Mr. Lansing was named Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing is a director at the following public companies in addition to FICO: Infospace, Inc. and RightNow Technologies, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Rahul N. Merchant.  New Nominee; Age 53.

Since 2009, Mr. Merchant has been a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae. In this role, he led and transformed Technology and Operations groups. From 2000 until 2006, Mr. Merchant was Senior Vice President and Chief Technology Officer at Merrill Lynch & Co. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank. Currently, Mr. Merchant is a director at the following public companies: Sun Microsystems, Inc. and Level 3 Communications, Inc. Mr. Merchant holds an undergraduate degree from Bombay University and masters degrees from Memphis University and Temple University.

Margaret L. Taylor.  Director since December 1999; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 58.

Since 2000, Ms. Taylor has served as a Managing Partner at B Cubed Ventures LLC, a venture capital investment management firm. From 1999 to 2005, Ms. Taylor served as President at PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until 1999, she was a Senior Vice President at PeopleSoft, Inc. From 1986 to 1988 she was Vice President, Trust and Investment Management at Hibernia Bank. Currently, Ms. Taylor is not a director at any other public company in addition to FICO. She holds an undergraduate degree from Lone Mountain College in San Francisco, California.

Duane E. White.  Director since 2009; Member of the Compensation Committee; Age 54.

Since 2006, Mr. White has served as a Managing Director at Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White ceased to be an employee at TSYS on January 31, 2009, but continues to work with this company as a consultant through Polihua Holdings. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, and as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000. Currently, Mr. White does not serve on any other public board in addition to FICO. Mr. White received an undergraduate degree from the University of Wisconsin — Eau Claire and an M.B.A. from Harvard University.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSALS 2 AND 3

ADOPTION OF AMENDMENTS TO THE COMPANY’S CERTIFICATE AND BYLAWS REGARDING DIRECTOR ELECTIONS

The Company’s stockholders are being asked to consider two separate but related changes to the way in which nominees are elected as directors. Currently, directors are elected under a plurality voting system, in which the nominees who receive the most votes are elected as directors. In addition, stockholders are permitted to cumulate their votes in the election of directors, which means that a stockholder may cast all of his or her votes for a single director nominee, or may distribute those votes among some or all of the director nominees as the stockholder chooses.

The Board has unanimously recommended that the stockholders adopt amendments to the Company’s restated certificate of incorporation (the “Certificate”) and bylaws (the “Bylaws”) relating to director elections. The amendment to the Certificate will eliminate cumulative voting in the election of directors. The amendment to the Bylaws, which is contingent upon passage of the proposal to eliminate cumulative voting, will implement a majority voting standard for directors in uncontested elections. In contested elections (elections in which the number of nominees exceeds the number of directors to be elected), directors would continue to be elected by a plurality vote of stockholders.

The Board has determined that, taken together, these proposed amendments represent a balanced and integrated approach designed to provide all of the Company’s stockholders a meaningful voice in the election of directors. Together, the amendments provide stockholders an effective way in which to exercise their voting rights in director elections and to ensure that the directors continue to represent all of the Company’s stockholders. In addition, the amendments reduce the possibility that a minority stockholder or stockholder group could elect a director that is focused on one stockholder’s special interests rather than on the broad interests of all of the Company’s stockholders. Because these amendments are designed to work together, the implementation of Proposal 3 (the proposal to amend the Bylaws to implement majority voting in uncontested director elections), is conditioned upon stockholder approval of Proposal 2 (the proposal to amend the Certificate to eliminate cumulative voting in director elections). Accordingly, unless Proposal 2 is passed, Proposal 3 will not be implemented regardless of the outcome of the vote thereon.

More specific information relating to these important proposals is set forth under the descriptions of Proposal 2 and Proposal 3 set forth below.

PROPOSAL 2

ADOPTION OF AMENDMENT TO CERTIFICATE
TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS

The Board unanimously recommends that the stockholders approve and adopt the amendment to Article 7 of the Certificate that would eliminate the right of the Company’s stockholders to cumulate their votes in the election of directors. The text of Article 7, as proposed to be amended, would be as follows:

“7. No holder of stock of the corporation, or of any class or classes or of a series or series thereof, shall be entitled to cumulate votes for the election of directors of the corporation.”

Under Delaware law, stockholders do not have the right to cumulatively vote their shares in any election of directors unless a company’s certificate of incorporation provides otherwise. Article 7 of the Certificate currently expressly authorizes cumulative voting. Cumulative voting enables a stockholder to cumulate voting power to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that stockholder, or to distribute those votes among two or more nominees. The effect of cumulative voting is to potentially allow a stockholder that holds less than a majority of the outstanding voting power to elect one or more directors. For example, since nine directors are to be elected at this year’s annual meeting, stockholders together holding a relatively small percentage of the outstanding common shares could elect one director who may not be supported by the vast majority of the Company’s stockholders by merely cumulating and casting their votes for a single director nominee.

The board believes that each director is responsible to all of the Company’s stockholders, and not just to a minority stockholder group that has cumulatively voted their common shares and that may have special interests contrary to those of the broader group of the Company’s stockholders. The election of directors who view themselves as representing a particular minority stockholder group could result in partisanship and discord on the Board, and may impair the ability of the directors to act in the best interests of the Company and all of its stockholders.

In addition, as described under the discussion of Proposal 3 below, the Board is asking stockholders to consider the adoption of an amendment to the Bylaws to implement a majority voting standard for uncontested elections of directors. Consistent with the Board’s belief that the best long-term interest of all of the Company’s stockholders will be served by the elimination of cumulative voting, the Board also believes that in all but contested elections of directors, the approval of a majority of the votes cast should be required for the election of members of the Board.

However, should the Company’s stockholders elect to retain cumulative voting, the Company will not implement a majority voting standard in the election of directors. The Company believes that cumulative voting is incompatible with the objectives of a majority voting standard because cumulative voting empowers stockholders with less than a majority of the shares to determine the directors on the Board while majority voting seeks to hold directors accountable to those with a majority of shares voting.

Accordingly, the Board has determined that it is appropriate and in the best interests of the Company and its stockholders to eliminate cumulative voting in director elections. The proposal to eliminate cumulative voting is not in response to any known stockholder efforts to remove any director or otherwise gain representation on the Board. Further, the recommendation to eliminate cumulative voting in director elections is not part of a plan by the Company’s management to adopt a series of anti-takeover amendments to the Company’s Certificate or Bylaws, and management has no present intention to propose other anti-takeover measures in future proxy solicitations.

The Board believes that the elimination of cumulative voting, together with the adoption of a majority voting standard in uncontested director elections, supports the Company’s commitment to strong corporate governance, as well as a focused approach to manage the Company for the long-term benefit of all of its constituents.

If adopted, the amendment to the Certificate to eliminate cumulative voting in director elections will become effective upon filing with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the shares outstanding and entitled to vote. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against this Proposal 2. Because the implementation of Proposal 3 is expressly conditioned upon the approval of this Proposal 2, a vote against this Proposal 2 will also have the effect of a vote against Proposal 3. Unless otherwise directed, shares represented by proxy will be voted “FOR” the approval of this Proposal 2.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO ADOPT AN AMENDMENT TO THE CERTIFICATE TO ELIMINATE THE RIGHT OF STOCKHOLDERS TO VOTE CUMULATIVELY IN DIRECTOR ELECTIONS.

PROPOSAL 3

ADOPTION OF AMENDMENT TO BYLAWS
TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The Board recommends that the stockholders approve amendments to the Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard.

Under the current plurality vote standard, a nominee for director in an election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that nominee. The proposed majority vote standard would require that a nominee for director in an uncontested election receive more votes “for” that nominee than “against” that nominee. Abstentions will not be counted “for” or “against” a candidate. If however, the number of nominees for election exceeds the number of directors to be elected in that year, then a plurality voting standard will apply and the candidates receiving the greatest number of votes will be elected.

The Board believes that a majority voting standard in uncontested director elections is the more equitable standard and will strengthen the director nomination process and enhance director accountability. In addition, the Board believes that the adoption of a majority voting standard in uncontested director elections, coupled with the elimination of cumulative voting outlined in Proposal 2 in this proxy statement, will give stockholders a greater voice in determining the composition of the Board.

If this Proposal 3 is adopted and implemented, the Board will adopt a Policy on Director Elections that would require any nominee for election as a director of the Company to submit an irrevocable letter of resignation as a condition to being named as such nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Such resignation would be considered by the Board, and the Board would be required to either accept or reject such resignation within 90 days from the certification of the election results.

This description of the proposed amendments to the Bylaws is only a summary and is qualified in its entirety by reference to the actual text of the proposed amendments, as reflected in the attachment marked as Appendix A to this proxy statement.

The implementation of this Proposal 3 is expressly conditioned upon the approval by stockholders of Proposal 2, which proposes the adoption of an amendment to the Certificate to eliminate cumulative voting in director elections. This Proposal 3 will be implemented only if approved by the stockholders at the annual meeting and, further, only if Proposal 2 is also approved by the stockholders at the annual meeting.

Vote Required

Approval of this Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will have the same effect as votes against this Proposal 3. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this Proposal 3.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO ADOPT AMENDMENTS TO THE BYLAWS TO IMPLEMENT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2010. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent auditors for the fiscal years ended September 30, 2009, and September 30, 2008, for the audit of our annual financial statements for, and fees for other services rendered by, the firm during those respective periods.

	2009	2008

Audit Fees	$2,269,000	$2,653,000
Audit-Related Fees	629,000	1,117,000
Tax Fees	115,000	253,000
All Other Fees	2,000	2,000

Total	$3,015,000	$4,025,000

Audit Fees.  Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.  Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to operational system attestation services.

Tax Fees.  Tax services consisted of fees for tax consultation and tax compliance services.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2009 and 2008 were compatible. None of the services described above were approved by the Audit Committee pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

How does FICO determine if a director is independent?

Our Board of Directors has determined that all of the current directors except Dr. Greene, as well as the new director nominee, Mr. Merchant, meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the NYSE.

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes. Dr. Greene is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of FICO?

No.

How does FICO determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions that we are required to report in the annual proxy statement. A related person, for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our Common Stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a related person must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the Policy:

•	Payment of compensation by the Company to a Related Person for the Related Person’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all shareholders of the Company on the same terms; and

•	Transactions, which when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will also consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Persons;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What committees of the Board of Directors does FICO have?

Our board has three standing committees: Audit, Compensation, and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fico.com.

Which directors are on each committee? Who chairs the committees?

Governance,
Nominating and
Name of Nonemployee Director	Audit	Compensation	Executive

A. George Battle			C
Nicholas F. Graziano	X
Alex W. Hart		X
James D. Kirsner	C		X
William J. Lansing	X
Allan Z. Loren[1]		X
John S. McFarlane[2]	X
Margaret L. Taylor		C	X
Duane E. White		X

C = Chair X = Committee Member

[1]	Mr. Loren is not standing for reelection to the Board.

[2]	Mr. McFarlane is not standing for reelection to the Board.

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2009?

Among other responsibilities, the Audit Committee assists the Board in its oversight of:

•	The integrity of our financial statements;

•	Compliance with legal and regulatory requirements;

•	The adequacy of our internal control over financial reporting; and

•	The independence and performance of our internal auditors and independent registered public accountants.

In addition, the Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. During fiscal 2009, the Audit Committee met ten times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2009. In fiscal 2009, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair
Nicolas F. Graziano
William J. Lansing
John S. McFarlane

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes. All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes. The Audit Committee Charter is available on our website at www.fico.com on the “Investors” page.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2009?

Among other responsibilities, the Compensation Committee:

•	Determines all aspects of compensation of our executive officers;

•	Administers our 1992 Long-term Incentive Plan (“LTIP”) and 2003 Employment Inducement Award Plan (“EIAP”); and

•	Makes recommendations concerning various employee benefit programs.

The Compensation Committee met seven times in fiscal 2009.

Compensation Committee Interlocks and Insider Participation

Tony J. Christianson, Alex W. Hart, Allan Z. Loren, Margaret L. Taylor, and Duane E. White served as members of our Compensation Committee during the fiscal year ended September 30, 2009. Messrs. Christianson, Hart, Loren, and White and Ms. Taylor are and were nonemployee directors. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes. The Compensation Committee Charter is available on our website at www.fico.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How many times did it meet in fiscal 2009?

Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•	Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•	Takes action between meetings and subject to defined limits with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings and subject to defined limits to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2009, the Governance, Nominating and Executive Committee met four times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes. The Governance, Nominating and Executive Committee Charter is available on our website at www.fico.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2009? What is the attendance record of the directors?

During fiscal 2009, the Board of Directors met twelve times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend our Annual Meeting. All directors attended the 2009 Annual Meeting except one, due to illness.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with nonmanagement directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines. In fiscal 2009, the Board held five executive sessions with no management directors or management present.

DIRECTOR COMPENSATION FOR 2009

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2009.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)[1,2]	($)	($)	($)	($)
Name(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

A. George Battle[3]	120,000	—	69,105	—	—	—	189,105
Nicholas F. Graziano3 4	57,000	—	60,975	—	—	—	117,975
Alex W. Hart	38,000	—	60,975	—	—	—	98,975
James D. Kirsner	49,000	—	69,105	—	—	—	118,105
William J. Lansing[3]	57,000	—	60,975	—	—	—	117,975
Allan Z. Loren[5]	39,000	—	60,975	—	—	—	99,975
John S. McFarlane[6]	27,000	—	23,709	—	—	—	50,709
Margaret L. Taylor	48,000	—	69,105	—	—	—	117,105
Duane E. White	28,000	—	23,709	—	—	—	51,709
Tony J. Christianson[7]	11,000	—	—	—	—	—	11,000
Guy R. Henshaw[7]	16,000	—	—	—	—	—	16,000

[1]	The amounts in this column represent the amounts recognized for financial statement reporting purposes in fiscal 2009, which are equal to the grant date fair value of each award computed in accordance with FAS 123(R). The directors’ annual awards are fully recognized in the year of grant because they are fully exercisable at the time of the grant. The amounts in this column for Messrs. McFarlane and White represent their initial grants upon joining the Board, one fifth of which is recognized in fiscal 2009 as they vest over five years.

[2]	As of September 30, 2009, the option awards outstanding for each director are as follows: Mr. Battle — 189,750; Mr. Graziano — 44,266; Mr. Hart — 135,241; Mr. Kirsner — 55,500; Mr. Lansing — 64,645; Mr. Loren — 31,584; Mr. McFarlane — 33,016; Ms. Taylor — 135,266; Mr. White — 30,000; Mr. Christianson — 166,011; Mr. Henshaw — 89,375.

[3]	Includes the following fees associated with a Special Committee that was formed in fiscal 2008 and met into fiscal 2009: Mr. Battle (Chair) — $20,000; Mr. Graziano — $15,000; Mr. Lansing — $15,000. The Compensation Committee agreed in April 2009 to pay each director on the Special Committee $1,000 per meeting, and an additional $5,000 to the chair, consistent with both the standard Board compensation policy and past action concerning special Board activities involving a significant time commitment.

[4]	Mr. Graziano’s fees earned or paid in cash include $20,000 in retainer fees foregone by Mr. Graziano to instead receive 3,016 stock options. The amount recognized for financial statement reporting purposes in fiscal 2009 with respect to such stock options, which was $16,347, is excluded from the “Option Awards” column.

[5]	Mr. Loren’s fees earned or paid in cash includes $20,000 in retainer fees foregone by Mr. Loren to instead receive 3,016 stock options. The amount recognized for financial statement reporting purposes in fiscal 2009 with respect to such stock options, which was $16,347, is excluded from the “Option Awards” column.

[6]	Mr. McFarlane’s fees earned or paid in cash includes $20,000 in retainer fees foregone by Mr. McFarlane to instead receive 3,016 stock options. The amount recognized for financial statement reporting purposes in fiscal 2009 with respect to such stock options, which was $16,347, is excluded from the “Option Awards” column.

[7]	Messrs. Christianson and Henshaw did not stand for re-election at the 2009 Annual Meeting and thus were not granted any awards in fiscal 2009.

How were Directors compensated for fiscal 2009?

Dr. Greene receives no compensation for his service as a director other than his employee pay. The fiscal 2009 compensation program for the nonmanagement directors, excluding the Chair, consisted of the following components:

•	A stock option grant upon initial election to the Board;

•	Annual retainer fees;

•	An annual stock option grant; and

•	Committee and Board meeting fees.

Annual Retainer Fee.  In fiscal 2009, each nonmanagement director other than the Chairman of the Board received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. The Chairman received an annual retainer of $100,000 for services as Chairman, but no additional amounts based on the number of meetings attended or for being the chair of any standing committees. Nonmanagement directors other than the Chairman who are chairs of standing committees receive an additional $5,000 retainer fee per year.

Each nonmanagement director has the right, prior to the Annual Meeting, to elect to receive annual retainer fees in the form of nonqualified stock options instead of cash, on the same terms as the annual grants to nonmanagement directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per share price of our Common Stock on the date of grant. Pursuant to such an election in fiscal 2009, Messrs. Graziano, Loren and McFarlane each received an option to purchase 3,016 shares.

Stock Compensation.  Under our LTIP as amended, each nonmanagement director receives a grant of 30,000 nonqualified stock options (the “Initial Grant”) upon election as a nonmanagement director and a grant of 11,250 nonqualified stock options on the date of each Annual Meeting, provided such director has been a nonmanagement director since the prior Annual Meeting (the “Annual Grant”). In addition, each nonmanagement director who serves as a standing committee chair receives 1,500 nonqualified stock options annually (“Committee Chair Grant”). The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election. Initial Grants that were made prior to December 2008 are exercisable in full upon termination of the nonmanagement director’s services for any reason. Initial Grants made after December 2008 generally do not accelerate upon termination of the nonmanagement director’s services. Annual Grants and Committee Chair Grants are immediately exercisable upon grant. All option grants to nonmanagement directors expire 10 years after the date of grant.

Partial Year Committee Chairs.  If a director becomes a committee chair after the Annual Meeting, he or she receives, in lieu of any other compensation with respect to that position, $15,000, $10,000 or $5,000, if he or she assumes that position in the first through third, fourth through sixth, or seventh through ninth months, respectively, after the Annual Meeting for that year.

How will Directors be compensated beginning for fiscal 2010?

In November 2009, the Board of Directors, upon the recommendation of the Compensation Committee, approved changes to our compensation program for nonmanagement directors effective for fiscal 2010. With respect to cash compensation, fees for the number of Board and committee meetings attended have been eliminated. Instead, each nonmanagement director will receive a flat annual retainer fee as follows: $120,000 for the Chairman, $75,000 for the chairs of our standing committees, and $60,000 for all other nonmanagement directors. The stock portion of our compensation program for nonmanagement directors will be unchanged in fiscal 2010, except that the annual Committee Chair Grant of 1,500 nonqualified stock options has been eliminated.

Are there Stock Ownership Guidelines for the directors?

Yes. Until November 2009, our policy required nonmanagement directors to hold 1,000 shares of FICO stock within one year of beginning service on the board, and 3,000 shares within five years of beginning service on the board. In addition, the stock ownership guidelines recommend that nonmanagement directors retain 75% of all options exercised, net of costs, until the targets are met and 25% thereafter. Shares of stock owned by the directors and their immediate family members count toward this requirement.

In November 2009, the Board of Directors approved changes to existing stock ownership guidelines for nonmanagement directors. The stock ownership goal within five years of beginning service was increased from 3,000 shares to 7,500 shares, and the existing provision that at least 1,000 shares must be owned outright within one-year of a nonmanagement director commencing service was maintained. Beyond these first 1,000 shares, the definition of “ownership” was modified to: (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settlor or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) to exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation. All other aspects of the previous stock ownership guidelines for nonmanagement directors were maintained.

These stock ownership guidelines are contained in our Corporate Governance Guidelines, available on the “Investors” page of our website at www.fico.com. Prior to the amendments to our stock ownership guidelines in November 2009, all of our nonmanagement directors met the stock ownership guidelines.

Are the Directors covered by any insurance policies?

Yes. Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The compensation program for executive officers is designed to promote our Company’s financial performance, business strategies, core values and other objectives. This program seeks to enhance shareholder value by linking the financial interests of our Company’s executives with those of our shareholders. Our Compensation

Committee (the “Committee”) has developed and implemented an executive compensation program to deliver a performance-based pay philosophy to achieve the following objectives:

•	Attract and retain talented executive officers who can lead us in the achievement of our business objectives;

•	Provide compensation that is competitive within the relevant industry peer group, and equitable among our Company’s executive officers;

•	Motivate and reward executive officers based on Company achievement and individual performance objectives; and

•	Align our executive officers’ long-term interests with those of our shareholders.

Fiscal 2009 represented the most challenging macro-economic environment in the Company’s history. We depend to a large extent on the financial services and insurance industries to generate revenues and, with the current economic downturn having a disproportionately negative impact on these industries, we were negatively impacted to a tremendous extent. In this environment of declining revenue opportunities, our executive officers have led a comprehensive and successful reengineering initiative that has resulted in a significant reduction in overall expenses, including in compensation and benefit expenses. Due to these efforts, we were able to substantially exceed our net income goal for fiscal 2009 despite revenues that declined by 15% from fiscal 2008 as a result of the macro-economic factors described above. In compensating our executive officers, the Committee took into account the success of our expense reengineering, the net income achieved as a result, and the strong individual efforts of our executives in managing our Company through an extremely challenging environment.

Consistent with our expense reengineering efforts and in light of our declining revenues, none of our named executive officers received base salary increases for fiscal 2009, other than one executive officer who received an adjustment in connection with a promotion. However, to drive continued engagement and retention of our executive officers and in light of the Company exceeding its fiscal 2009 net income goal, the Committee did fund our short-term cash incentive award pool at approximately 25% of target. The actual cash incentives paid to executive officers were then made based upon a careful evaluation of individual performance in light of our corporate goals, with only strong performers receiving awards. Finally, in light of the fact that a majority of the unvested stock options held by our executive officers are substantially “underwater,” the Committee felt it appropriate and necessary to selectively grant additional equity awards in the form of restricted stock units to a limited number of key performers in late fiscal 2009. These grants were made in order to better align the long-term interests of our key employees with those of our shareholders and to enhance the retention value of our equity compensation program with our strongest performers. Of the sixty such awards granted, only two involved executive officer recipients and our CEO did not receive such an award. The Committee made all of these decisions in a manner it believes is consistent with our philosophical objectives as stated above while also responding to the extraordinary circumstances faced during fiscal 2009.

Determination of Compensation

Overview

To implement our compensation philosophy, our compensation program consists of three key elements: base salary, short-term cash incentives and long-term incentive equity awards. We do not use a specific formula to set compensation amounts under each element but instead attempt to reflect market competitive levels tied to role and the performance level of the executive officer as measured against individual goals closely linked to company performance. The factors considered in determining each compensation element include, but are not limited to, the following:

•	The executive’s performance compared to his or her goals and objectives;

•	The qualifications of the executive and his or her potential for development and performance in the future; and

•	Whether the executive’s total compensation, and each element thereof, is at or above the market median for comparable jobs at companies with whom we compete for executive talent.

Committee Process

Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to the members of executive management. However, the Committee relies heavily on the insights of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The Committee also consults with its outside compensation consultant, Towers Perrin, prior to making a final determination of the compensation for such executive officers. Prior to making decisions impacting executive compensation, the Committee refers to tally sheets prepared by management, reflecting the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review process of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2009 executive compensation program, the Committee reviewed tally sheets reflecting current and proposed base salary, cash incentive and long-term incentive equity award levels for our executives. Each element was analyzed relative to survey data published in the Towers Perrin Executive Compensation DataBank (2008) which reflects compensation provided by a broad range of companies that can be broken down by industry grouping. Comparisons were made against the 783 companies in the General Industry grouping of the survey and against the 28 companies in the Computer Hardware, Software and Services Industry grouping of the survey. Data were size-adjusted for our annual revenue using regression analysis. The Committee did not use a more specific peer group due to the diverse nature of the companies with which we compete for executive talent. The Committee considered this information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2009. In particular, the Committee sought to ensure that the total compensation paid to each executive, and each individual element thereof, would be at or above the market median reflected in the survey data provided by Towers Perrin. For fiscal 2010, we plan to continue to target total compensation, and each element thereof, at or above the median of the peer groups identified by Towers Perrin.

Use of Consultants

From time to time and as noted above, the Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. Management of the Company, and in particular our Chief Human Resources Officer, may also use outside compensation consultants for similar purposes. While the same consulting firm may provide services to both the Committee and management in certain circumstances, it is our general practice to have the Committee and management utilize different personnel from such firms in these circumstances.

Elements of Compensation

The fiscal 2009 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options and restricted stock units.

Base Salary

Base salaries serve to provide our executive officers with financial stability and predictable cash flow. Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions in the survey data provided by Towers Perrin, as described above. The Committee generally uses the market median reflected in this data as a lower threshold for base salaries for executive officers. However, as with the other elements of total compensation, the Committee retains full discretion to set base salaries depending on the particular circumstances. Because the base salary is a part of the total compensation package that is designed to attract, retain and motivate executives, all factors that are considered in setting the other elements of an executive’s total compensation may be considered by the Committee in determining base salary. In addition to the market median for the position, the primary other factors that are typically considered are described above under “Determination of Compensation — Overview.”

Short-Term Incentives

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a centralized pool funded through Company financial goal achievement focused on both revenue and net income. Individual awards from this pool are then based on a targeted percentage of base salary and on individual performance results against established goals. The annualized cash incentive target for the CEO is 100% of base salary (as set forth in his employment agreement described below) and for each other executive officer is 50% of base salary. These targets were established by the Committee based on a review of the survey data provided by Towers Perrin and described above, with a goal of setting the short-term incentive opportunity at or above the market median reflected in this data.

As stated above, we incorporate a significant individual performance component in our short-term incentive program. Even if we achieve our revenue and net income targets, the full amount that would be paid to our executive officers is subject to modification based upon individual performance evaluations. The CEO’s individual performance evaluation is completed annually by the Committee, as described above, and the CEO’s cash incentive award is determined and paid following the end of the fiscal year. Individual performance evaluations for each executive officer other than the CEO are completed semiannually by the CEO and reviewed by the Committee.

Each executive officer’s performance evaluation seeks to assess his or her individual results against established goals. In addition to shared corporate goals, many factors considered for each executive officer (i.e., the “established goals”) are highly specific to the functions over which he or she has primary responsibility. Therefore, for example, an executive in charge of sales is evaluated on different factors than our general counsel. Each evaluation includes an overall performance rating on a five-point scale as follows: 1-Unacceptable, 2-Needs Improvement, 3-Achieved Expectations, 4-Exceeded Expectations, and 5-Exceptional. For fiscal 2009, neither the “1-Unacceptable” nor the “5-Exceptional” ratings were applied to any executive officer. However, each of the remaining three overall ratings was applied.

Each of the performance ratings described above corresponds to a multiplier ranging from zero to two. The multiplier is applied to the original target award percentage to determine the executive’s “performance-weighted target award.” As a result, if an executive receives either of the lowest two overall performance ratings (which correspond to a multiplier of zero), his or her target cash award would be reduced to zero. On the other hand, if an executive receives the highest overall performance rating (which corresponds to a multiplier of two), his or her target cash award would be increased to 200% of base salary for the CEO, or 100% of base salary for each other executive. Final award amounts to each executive officer may also incorporate an element of Committee discretion, as described below.

After the beginning of each fiscal year, our Board of Directors approves financial goals for our Company. These financial goals form the basis for the revenue and net income targets used to determine whether, and the extent to which, we will fund the award pool for our short-term incentive programs applicable to all employees. In fiscal 2009, the Committee selected revenue and net income thresholds of $650.6 million and $52.5 million, respectively, for the short-term incentive program, meaning that the failure to achieve or over-perform on both of these thresholds would result in zero funding to the award pool, but achievement of or over-performance on either could, in the Committee’s discretion, result in some level of funding to the award pool.

After each quarter end, the Committee reviews our financial results and assesses progress toward the full-year revenue and net income targets. Based on this assessment, the Committee may fund a portion of the award pool at such time. After the first fiscal quarter of 2009, the Committee determined that we were not on target to achieve our financial performance thresholds and, therefore, did not fund any amount to the award pool. After the second, third and fourth fiscal quarters of 2009, the Committee funded $2.3 million, $1.6 million and $1.7 million, respectively, to the award pool due to successful expense reengineering efforts yielding strong performance relative to the net income goal. This resulted in a total award pool of $5.6 million for the fiscal year.

While the total amount funded to the award pool for a fiscal year is expected to correlate with the extent to which we have achieved or over-performed relative to our financial performance targets, such targets are not an “all or nothing” goal, nor is the actual amount funded a simple function of the extent to which the targets have been achieved. The Committee has discretion to determine the actual amount funded based on factors it deems relevant. For instance, in fiscal 2009 the Committee funded the award pool at $5.6 million, approximately 25 percent of target, due to the fact that we significantly exceeded our net income goal despite an extremely challenging market and lower revenues. In doing so, the Committee funded the bonus pool at a level deemed necessary to drive continued workforce engagement and motivation following a year of extraordinary challenges and successful expense reengineering efforts.

Cash awards under the short-term incentive plan are determined and paid to eligible employees (including executive officers) after the fiscal year end. The total amount paid out to all eligible employees, if any, is the amount funded to the award pool for the full fiscal year. Each eligible employee typically receives approximately his or her pro rata share of the total payout based on his or her performance-weighted target award (using his or her year-end performance evaluation). However, while the performance-weighted target award for each employee as applied to the available pool dictates a directionally appropriate award for such employee, the actual amounts paid to any particular employee are subject to management discretion (or the discretion of the Committee, in the case of executive officers) which may make adjustments based on various factors, including internal peer equity considerations linked to variations in base salaries and differences in individual performance contributions. With respect to the former, individual bonus awards may be adjusted to offset the impact associated with modest base salary differences between individuals within the same job level and with similar performance profiles. With respect to individual performance contributions, bonus awards may be adjusted to recognize that providing performance ratings on only a five-point scale does not always provide for sufficient granularity, and adjustments may be made to reflect that an employee was very close to receiving a higher or lower performance rating.

Occasionally, we may agree to guarantee a portion or all of the short-term incentive for an executive officer. Typically, this occurs when we feel it is necessary in order to attract a desirable executive candidate. For instance, in connection with the hiring of Thomas Bradley as our Executive Vice President, Chief Financial Officer in 2009, we guaranteed him an incentive award of $112,500, equal to 50% of his annual base salary for the period from April 6, 2009 through September 30, 2009.

Long-Term Incentives

The third key element of our executive compensation program is long-term incentive equity awards under our 1992 Long-term Incentive Plan (the “LTIP”). This component of compensation is used to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our Company’s Common Stock. Equity awards are intended to align executives’ interests in managing the Company with shareholders’ interests. The primary types of equity awards utilized by the Committee are stock options and restricted stock units. Grants of equity awards to executive officers typically fall into one of three categories: (1) new hire or promotion grants; (2) performance-based grants at year-end; or (3) special purpose grants. Regardless of type, all such grants are made by the Committee after review and consideration of the information provided by Towers Perrin, and in consultation with our CEO and Chief Human Resources Officer.

The key factors considered by the Committee in determining the year-end awards for each executive officer for fiscal 2009 were (i) individual performance, (ii) the Towers Perrin data and analysis described above under “Determination of Compensation — Peer Group Analysis,” (iii) internal peer equity, (iv) the current value of each executive officer’s equity holdings in the Company, and (v) job responsibilities. The Committee used the Towers Perrin data and analysis to determine market median levels of equity awards for each executive position. The Committee also considered other factors in determining the actual awards based on particular circumstances for each executive. For instance, if the Towers Perrin data suggested that two executive positions should have significantly differing annual awards to be at the market median, but the Committee believed that the FICO executives in these roles were of similar importance and value to FICO, the Committee might adjust the actual awards to bring them closer in line with each other. If the Committee determined that an annual equity award to a particular executive at approximately the market median would leave such executive meaningfully below an appropriate level in terms of total equity value outstanding, the Committee might increase the annual award. The Committee might also increase an executive’s annual award if it determined that his individual performance entitled him to be rewarded above the market median, or if it identified significant retention risk with respect to the executive.

Similar factors to those described in the preceding paragraph are considered in the context of new hire/promotion grants and special purpose grants. For instance, in August 2009, the Committee determined that we faced significant potential retention risk with respect to approximately 60 senior leaders, including two of our executive officers, due largely to the decreased value of prior equity grants made to such employees as a result of our lowered stock price. The Committee engaged outside advisors to explore competitive practices surrounding how best to respond to a majority of our unvested stock options being significantly “underwater.” While a number of alternatives, including a stock option repricing program, were evaluated, the Committee determined that the most appropriate action to drive continued retention and alignment with shareholders would be to selectively grant additional equity, in the form of restricted stock units, to key individuals. Therefore, the Committee approved special purpose grants of 196,500 restricted stock units to these senior leaders, 17,500 of which were granted to the two executive officers in total.

The Committee permits executives and certain other senior level employees to designate a portion of equity awards granted to them to be in the form of restricted stock units rather than stock options. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically-equivalent impact to the Company. The maximum portion of an equity award that a senior executive may elect to receive in the form of restricted stock units is 50% of the stock option shares designated for grant. The portion of an equity grant that an executive elects to receive in the form of restricted stock units is converted from stock options using a valuation ratio of one restricted stock unit for every three shares subject to a stock option. Stock options and restricted stock units granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

The number of shares subject to equity awards granted to employees was 1,467,216 in fiscal 2009, 1,339,325 in fiscal 2008, 1,904,853 in fiscal 2007, 3,363,800 shares in fiscal 2006, and 4,115,030 in fiscal 2005. The marginal increase in shares granted in fiscal 2009 over fiscal 2008 was due to the hiring of two new executive officers. After removing the impact of these awards, the number of remaining shares granted to employees in fiscal 2009 was 1,069,716, a 20% decrease compared to fiscal 2008. This reflects the Committee’s objective, in alignment with observed market trends, to reduce the broad-based use of equity compensation and to more frequently utilize restricted stock unit grants (as opposed to stock option grants) as a means of reducing the overall number of shares subject to awards. In light of this objective, in 2008 the Company amended its 1992 Long-term Incentive Plan to eliminate the evergreen provision that had previously caused the number of shares available for awards thereunder to be increased each year by a number of shares equal to 4% of the total number of common shares outstanding at the end of the most recently concluded fiscal year.

Executive Officer Employment Agreements — Dr. Mark N. Greene

On February 13, 2007, the Company entered into a letter agreement with Dr. Mark Greene providing for his employment as Chief Executive Officer of the Company, and on June 30, 2008 the Company and Dr. Greene entered into an amendment thereof in response to provisions of Section 409A of the Internal Revenue Code and regulations thereunder (as so amended, the “Greene Letter Agreement”).

Pursuant to the Greene Letter Agreement, the initial term of Dr. Greene’s employment with the Company commenced on February 14, 2007, and will expire on February 13, 2012. He will be entitled to receive a base salary at an annualized rate of $550,000, which is subject to upward adjustment from time to time as determined by the Committee and is currently $625,000. He will also be eligible to participate in benefit plans that are generally available to our executives. For each full fiscal year of his employment, Dr. Greene will be eligible for a short-term incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal 2007, Dr. Greene was guaranteed a minimum short-term incentive award at the target percentage, prorated based on the portion of the fiscal year he was employed by the Company, so long as he remained employed by the Company through the end of such fiscal year. We also paid Dr. Greene a sign-on bonus of $100,000 after commencement of his employment.

Dr. Greene’s initial equity grants pursuant to the Company’s LTIP consisted of an option to purchase 125,000 shares of the Company’s Common Stock and restricted stock units covering 41,667 shares of the Company’s Common Stock. These awards vest in four equal annual installments beginning on the first anniversary of the grant date, and the options have an exercise price equal to the closing market price of our Common Stock on the grant date. For each full fiscal year of his employment, Dr. Greene will be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). At target performance, the Annual Equity Award will be for an option to purchase 100,000 shares of our Common Stock at fair market value as of the date of grant. Some or all of the Annual Equity Award may be in the form of restricted stock units or other equity-based awards that have an equivalent economic value to the potential option award.

If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason (each as defined in the Greene Letter Agreement), Dr. Greene will be entitled to a lump sum payment equal to two times his then current base salary plus two times the actual annual incentive award last paid to him, and he will receive continuation of medical and dental benefits for two years. Dr. Greene’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Greene Letter Agreement.

Executive Officer Employment Agreements — Thomas A. Bradley

On March 11, 2009, the Company entered into a letter agreement with Thomas Bradley providing for his employment as Executive Vice President and Chief Financial Officer of the Company (the “Bradley Letter Agreement”).

Pursuant to the Bradley Letter Agreement, the initial term of Mr. Bradley’s employment with the Company commenced on April 6, 2009, and will expire on April 5, 2012. He will be entitled to receive a base salary at an annualized rate of $450,000, which is subject to upward adjustment from time to time as determined by the Committee. He will also be eligible to participate in benefit plans that are generally available to our executives. For each full fiscal year during the term of his employment, Mr. Bradley will be eligible for a short-term incentive award opportunity payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2009, Mr. Bradley was guaranteed a minimum short-term incentive award of $112,500.

Mr. Bradley’s initial equity grant pursuant to the Company’s LTIP consisted of an option to purchase 225,000 shares of the Company’s Common Stock. This award vests in four equal annual installments beginning on the first anniversary of the grant date, and has an exercise price equal to the closing market price of our Common Stock on the grant date. For each full fiscal year of his employment, Mr. Bradley will be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

Subject to certain conditions, if Mr. Bradley’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in the Bradley Letter Agreement) prior to the expiration of the term of the Letter Agreement, and such termination does not occur in connection with a change of control event, Mr. Bradley will be entitled (i) to the sum of his then-current annual base salary plus the total incentive bonus payment paid to him for the fiscal year preceding the termination (or, if the termination occurs before Mr. Bradley receives his incentive bonus for fiscal year 2009, the amount of Mr. Bradley’s minimum guaranteed incentive bonus for fiscal year 2009), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense.

Executive Officer Employment Agreements — Michael H. Campbell

On October 18, 2007, the Company entered into a letter agreement with Michael H. Campbell, the Company’s Executive Vice President and Chief Operating Officer, covering certain terms of his employment, and on June 30, 2008 the Company and Mr. Campbell entered into an amendment thereof in response to provisions of Section 409A of the Internal Revenue Code and regulations thereunder (as so amended, the “Campbell Letter Agreement”). On November 16, 2009, the Company and Mr. Campbell entered into a transition agreement pursuant to which Mr. Campbell resigned from his officer position effective immediately, but will remain an employee of the Company through December 31, 2009. Pursuant to the transition agreement, Mr. Campbell will receive the payments called for by the Campbell Letter Agreement (as described below) in connection with his separation from the Company.

The Campbell Letter Agreement had a term expiring on October 11, 2010, and provided for an initial base salary of $375,000, which was subject to annual review and upward adjustment by the Committee and was $450,000 as of the time of his resignation. The Campbell Letter Agreement further provided that Mr. Campbell would be eligible for an annual cash incentive award of 0% to 100% of his base salary, as in effect at the end of the fiscal year, with a target payout of 50% of his base salary. Mr. Campbell was also to be eligible for an annual equity grant based upon the achievement of objectives established by the Committee with target performance resulting in an annual equity grant of 100,000 stock options at an exercise price equal to fair market value on the date of grant. In the event of an involuntary termination of Mr. Campbell’s employment without Cause prior to the expiration of the Campbell Letter Agreement or in the event of a voluntary resignation for Good Reason prior to the expiration of the Campbell Letter Agreement, the Company must pay Mr. Campbell a severance amount equal to one times his then-current annual base salary, plus the total incentive payments made to him during the preceding twelve months, and Mr. Campbell will be eligible to participate in certain of our benefit plans for twelve months following his termination date at our expense. Mr. Campbell’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Campbell Letter Agreement. As noted previously, Mr. Campbell received zero cash incentive bonus in fiscal 2009. As a result, the total cash payment under his transition agreement is equal to one times his base salary, or $450,000.

Executive Officer Employment Agreements — Mark R. Scadina

In June 2007, Mark R. Scadina was hired to be the Company’s Vice President, General Counsel and Secretary pursuant to the terms of an offer letter (the “Offer Letter”) between the Company and Mr. Scadina covering certain terms of his employment. The Offer Letter does not have a term, but rather provides for at-will employment of Mr. Scadina by the Company. The Offer Letter provided for an initial base salary of $325,000, which has now been increased to $375,000. The Offer Letter further provides that Mr. Scadina will be eligible for an annual cash incentive award of 0% to 100% of his base salary, with a target payout of 50% of his base salary. For the period from his hire date through the end of fiscal 2008, Mr. Scadina was guaranteed cash incentive awards of at least $162,500. The Offer Letter also entitled Mr. Scadina to receive initial long-term incentive awards consisting of 95,000 stock options and 30,000 restricted stock units, each vesting ratably over four years. Mr. Scadina will also be eligible for an annual equity grant based upon the achievement of objectives established by the Committee. The Offer Letter entitled Mr. Scadina to reimbursement, and tax gross-up payments to offset any taxable income to him, of up to $100,000 for certain moving, travel and housing costs related to Mr. Scadina’s expected relocation to Minneapolis. The Offer Letter further provided that the Company would reimburse Mr. Scadina for airfare associated with up to eight round-trips annually for him, his spouse and his dependent children between Minneapolis and San Jose, California during the first five years of his employment with the Company, and that the Company will make tax gross-up payments to Mr. Scadina to substantially offset any related income taxes. However, effective January 1, 2009, the Company and Mr. Scadina agreed that he would not receive any further tax gross-up payments for such family travel benefits.

Transition Agreement — Charles M. Osborne

On November 26, 2008, the Company announced that its Executive Vice President and Chief Financial Officer, Charles M. Osborne, will retire from the Company effective July 31, 2009. In connection with his retirement, Mr. Osborne entered into a transition agreement (the “Transition Agreement”) with the Company pursuant to which he remained an employee of the Company through July 31, 2009 at his then-current base salary and will act as a consultant to the Company from August 1, 2009 through January 31, 2010 for a monthly consulting fee equal to his then-current monthly base salary. The Transition Agreement also provides that Mr. Osborne will not be eligible for any short-term or long-term cash or equity incentive awards for fiscal 2009. Mr. Osborne’s Management Agreement with the Company is not affected by the Transition Agreement.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Dr. Greene, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated in connection with or within one year following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined in the Management Agreement), we will pay such officer a severance amount equal to one times such officer’s then-current annual base salary, plus an amount equal to the total incentive payments made to the officer during the prior fiscal year, and the officer will be eligible to participate in group health and life insurance plans for twelve months following his termination date at our expense. In addition, all of such officer’s unvested stock options and restricted stock units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment. Dr. Greene’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Dr. Greene’s severance will be in the amount of two times base salary, two times the incentive payments for the prior fiscal year, and 24 months of continued group health and life insurance.

Severance and Retirement Arrangements

We sponsor the Fair Isaac Severance Benefits Plan, which is an ERISA-qualified severance benefit plan in which all employees, including executives, participate. Under this plan, an employee receives severance benefits in the event that he or she is involuntarily terminated due to the elimination of his or her position with the Company. The level of such benefits is determined based on the employee’s years of service and assigned job level. If an executive officer is terminated under circumstances that would trigger benefits under both this plan and his or her Management Agreement, such executive would receive benefits under whichever is more favorable to him or her, but not both.

We offer a 401(k) plan for all eligible employees, and our executive officers are eligible to receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We have historically offered an employee stock purchase plan that gives all eligible employees the opportunity to purchase shares of our Common Stock at a 15% discount off the fair market value of our Common Stock, as determined under the plan. However, the Board of Directors has suspended this plan effective as of January 1, 2009. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including executive officers, in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards for all executive officers are approved by the Committee. The exercise price of stock options is set at fair market value on the date of grant, with annual equity awards generally granted by the Committee during December of each fiscal year. Under the LTIP, fair market value is defined as the closing price of our Common Stock on the date of grant. The Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Committee. The exercise price of stock options granted by our CEO is set using the formula described above.

Executive and Director Stock Ownership Guidelines

In November 2009, the Board of Directors approved changes to existing stock ownership guidelines for nonmanagement Directors, and also recommended the adoption of stock ownership guidelines for the Company’s executive officers.

The stock ownership goal for nonmanagement Directors was increased from 3,000 shares to 7,500 shares, and the existing provision that at least 1,000 shares must be owned outright within one-year of a nonmanagement

Director commencing service was maintained. The definition of “ownership” was modified to: (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settlor or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) to exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation. All other aspects of the previous stock ownership guidelines for nonmanagement Directors, including the five-year window from commencement of service to achieve the ownership target, were maintained.

The stock ownership guidelines adopted for executive officers are also expressed as a fixed number of shares, varying by role, pegged to a particular level of underlying value. For the Chief Executive Officer, the target is 100,000 shares. For Executive Vice Presidents, the target is 50,000 shares. For Senior Vice Presidents, the target is 25,000 shares. The guidelines provide executive officers with the same five-year period from appointment to achieve the stated target and the same definition of share ownership is applied for both nonmanagement Directors and executive officers.

Consideration of Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

The Committee considers the Company’s ability to fully deduct compensation in accordance with the limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its shareholders.

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Margaret L. Taylor, Chair
Alex W. Hart
Allan Z. Loren
Duane E. White

COMPENSATION OF NAMED EXECUTIVES

SUMMARY COMPENSATION TABLE FOR FISCAL 2009

The following table summarizes all compensation earned in fiscal 2009 by our Chief Executive Officer, the two Chief Financial Officers we had in fiscal 2009, and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officers who were serving as executive officers at fiscal year-end 2009. These six individuals are referred to herein as our named executive officers.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Plan	Earnings	Compensation	Total
	Year	($)[1]	($)	($)[2]	($)[2]	($)[3]	($)	($)[4]	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mark Greene	2009	625,000	—	856,400	620,836	160,500	—	22,738	2,285,474
Chief Executive Officer	2008	613,462	—	566,330	651,750	0	—	71,475	1,903,017
	2007	334,231	100,000	255,546	250,862	425,000	—	42,590	1,408,229
Thomas Bradley[5]	2009	207,692	—	—	156,027	112,500	—	8,377	484,596
Executive Vice President and
Chief Financial Officer
Charles Osborne	2009	363,462	—	78,120	90,620	0	—	80,000	612,202
Former Executive Vice	2008	416,923	—	300,541	1,120,542	0	—	12,731	1,850,737
President and Chief Financial Officer	2007	400,000	—	806,673	1,406,671	120,440	—	9,336	2,743,120
Michael Campbell	2009	450,000	—	341,813	885,424	0	—	9,629	1,686,866
Former Executive Vice	2008	438,462	—	290,988	1,075,971	0	—	4,470	1,809,891
President and Chief Operating Officer	2007	375,000	—	16,262	877,918	101,840	—	315	1,371,335
Mark Scadina[6]	2009	352,885	—	392,040	366,090	70,000	—	31,218	1,212,233
Executive Vice President,	2008	325,000	—	348,038	313,861	136,500	—	89,483	1,212,882
General Counsel and Secretary
Richard Deal	2009	290,000	—	242,873	406,219	50,000	—	9,391	998,483
Senior Vice President and Chief	2008	286,923	—	197,206	513,982	0	—	9,566	1,007,677
Human Resources Officer	2007	270,000	—	109,410	532,612	110,850	—	11,622	1,034,494

[1]	The fiscal 2009 salaries listed for Dr. Greene and Messrs. Campbell and Deal are slightly higher than those listed for fiscal 2008. However, these individuals did not receive a salary increase for fiscal 2009. The difference in salary occurs because the Company’s increases are not effective at the commencement of our fiscal year but are generally determined in November and first paid to the NEO at the end of our first quarter. Mr. Scadina was promoted during the year to executive vice president and his salary was increased to $375,000. Base salaries for fiscal 2009 for the NEO’s were as follows: Dr. Greene — $625,000; Mr. Bradley — $450,000; Mr. Osborne — $420,000; Mr. Campbell — $450,000; Mr. Scadina — $375,000 and Mr. Deal — $290,000.

[2]	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with FAS 123(R) and do not reflect whether the named executive officer has actually realized a financial benefit from the award. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the assumptions used to calculate the value of the awards, refer to Note 17 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for fiscal year ended September 30, 2009, as filed with the SEC.

[3]	Except for Dr. Greene and Mr. Bradley, non-equity incentive awards are determined under the Management Incentive Plan which provided for an award opportunity after the fiscal year end. Dr. Greene’s non-equity incentive award is based on his employment agreement. Mr. Bradley’s non-equity incentive award for fiscal 2009 was guaranteed pursuant to the Bradley Letter Agreement.

[4]	The amounts shown for fiscal 2009 are detailed in the supplemental table below entitled “All Other Compensation Table.”

[5]	Mr. Bradley joined the Company in April 2009 and therefore he does not have compensation data included in this table for prior periods.

[6]	Mr. Scadina was not a named executive officer for fiscal 2007 and therefore he does not have compensation data included in this table for that period.

All Other Compensation Table

	Mark	Thomas	Charles	Michael	Mark	Richard
Elements of All Other Compensation	Greene	Bradley	Osborne	Campbell	Scadina	Deal

401(k) Match($)[1]	9,800	8,308	9,800	—	9,800	9,200
Life Insurance Premium($)[2]	412	69	200	297	233	191
Housing/Relocations($)[3]	—	—	—	—	12,580	—
Spousal Travel4/Family Travel($)[5]	7,617	—	—	6,584	2,784	—
Tax Gross Ups 3 4 5 6	3,701	—	—	2,748	5,821	—
Other($)7 8	1,208	—	70,000	—	—	—
Amount Paid Upon Termination, Severance, or Constructive Termination or Change of Control($)	—	—	—	—	—	—
TOTAL($)	22,738	8,377	80,000	9,629	31,218	9,391

[1]	Represents the aggregate value of the Company’s cash contribution under the FICO 401(k) Plan during fiscal 2009.

[2]	Represents the aggregate incremental cost for each of the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

[3]	Represents temporary housing expenses and other relocation costs for Mr. Scadina pursuant to his relocation package. The Company issued gross up payments to Mr. Scadina to substantially offset tax liabilities, which amounts are included in the tax gross ups row.

[4]	Reflects the value associated with personal commercial aircraft travel of Dr. Greene’s and Mr. Campbell’s spouses being required by the Company to attend certain Company events. The value of such spousal travel was imputed to income for the relevant executives, and the Company issued a gross-up payment, shown in the tax gross ups row, to substantially offset related tax liabilities.

[5]	Represents personal travel by Mr. Scadina occurring between October and December, 2008 pursuant to the terms of his offer letter, which is more fully described elsewhere in this proxy statement under “Compensation Discussion and Analysis — Executive Officer Employment Agreements — Mark R. Scadina.” The Company issued gross up payments to Mr. Scadina to substantially offset tax liabilities, which amounts are included in the tax gross ups row. Mr. Scadina and the Company agreed, effective January 1, 2009, to eliminate tax gross up payments with respect to family travel originally provided for in his offer letter.

[6]	Effective January 1, 2009 the Company established a policy that provides only two permissible reasons for gross-up payments to offset imputed income: (i) for spousal travel when the business event requires the spouse to attend and (ii) relocation charges when the Company moves an executive to another geographical location.

[7]	The Company pays for Dr. Greene’s annual membership at the Minneapolis Club as this membership is used primarily for business purposes. Twenty-five percent of this annual cost is imputed to Dr. Greene as income representing secondary personal use. The Company does not make gross up payments to offset any related tax liabilities associated with this imputed income.

[8]	For Mr. Osborne, represents consulting fees paid to him by the Company for a two month period from his retirement date of July 31, 2009 through the end of fiscal 2009 pursuant to the terms of his Transition Agreement, which is more fully described elsewhere in this proxy statement under “Compensation Discussion and Analysis — Transition Agreement — Charles M. Osborne.”

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table summarizes grants of plan-based compensation awards made during fiscal 2009 to our named executive officers.

										All
										Other
										Stock		All Other
										Awards:		Option			Grant
										Number		Awards:		Exercise	Date Fair
				Estimated Possible Payouts			Estimated Future Payouts			of		Number of		or Base	Value of
				Under Non-Equity Incentive			Under Equity Incentive			Shares		Securities		Price of	Stock and
				Plan Awards[2]			Plan Awards			of Stock		Underlying		Option	Option
		Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options		Awards	Awards
Name	Grant Date	Date		($)	($)	($)	($)	($)	($)	(#)		(#)		($/SH)	($)[3]
(a)	(b)[1]	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)		(l)	(m)

Mark Greene	12/18/2008	—		—	—	—	—	—	—	—		103,126	[4]	14.16	543,474
	12/18/2008	—		—	—	—	—	—	—	11,458	[6]	—		—	159,725
	02/14/2007	02/07/2007	[5]	0	625,000	1,250,000	—	—	—	—		—		—	—
Thomas Bradley	04/06/2009	03/06/2009	[7]	—	—	—	—	—	—	—		225,000	[4]	15.51	1,287,000
	03/06/2009	—		112,500	225,000	450,000	—	—	—	—		—		—	—
Charles Osborne	—	—		—	—	—	—	—	—	—		—		—	—
Michael Campbell	12/18/2008	—		—	—	—	—	—	—	—		50,002	[4]	14.16	263,511
	12/18/2008	—		—	—	—	—	—	—	16,666	[6]	—		—	232,324
	09/10/2008	—		0	225,000	450,000	—	—	—	—		—		—	—
Mark Scadina	12/18/2008	—		—	—	—	—	—	—	—		35,002	[4]	14.16	184,461
	12/18/2008	—		—	—	—	—	—	—	11,666	[6]	—		—	162,624
	08/24/2009	—		—	—	—	—	—	—	10,000	[6]	—		—	234,900
	09/10/2008	—		0	187,500	375,000	—	—	—	—		—		—	—
Richard Deal	12/18/2008	—		—	—	—	—	—	—	—		35,002	[4]	14.16	184,461
	12/18/2008	—		—	—	—	—	—	—	11,666	[6]	—		—	162,624
	08/24/2009	—		—	—	—	—	—	—	7,500	[6]	—		—	176,175
	09/10/2008	—		0	145,000	290,000	—	—	—	—		—		—	—

[1]	The grant date reported for the non-equity incentive plan awards is the date the Compensation Committee approved the 2009 Management Incentive Plan, except for Dr. Greene and Mr. Bradley. See Approval Date footnotes for detail regarding their awards.

[2]	For Dr. Greene, the amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash awards under Dr. Greene’s employment agreement with zero being the threshold (or minimum), 100% of base salary representing target and 200% of base salary representing maximum. Using this scale, the amount Dr. Greene could receive under his employment agreement is dependent on both the Company’s performance against established financial goals and Dr. Greene’s individual performance. Financial performance goals, reflecting both revenue growth and net income growth for the Company, and individual performance goals are established by the Board at the beginning of the fiscal year. The Compensation Committee then uses achievement against these goals to determine whether, and the extent to which, any cash incentive awards will be paid. Thus, Dr. Greene can have his target cash incentive reduced to zero based on poor Company or individual performance, or doubled based on strong Company and individual performance.

For Messrs. Bradley, Campbell, Scadina and Deal, the amounts shown in these columns represent estimated threshold (or minimum), target, and maximum possible cash awards under our 2009 Management Incentive Plan with zero being the threshold (or minimum), 50% of base salary representing target and 100% of base salary representing maximum. Using this scale, the amount an executive could receive under this plan is dependent on both the Company’s performance against established financial goals and the executive’s individual performance. Financial performance goals, reflecting both revenue growth and net income growth for the Company, and individual performance goals are established by the Board at the beginning of the fiscal year. The Compensation Committee then uses achievement against these goals to determine whether, and the extent to which, any cash incentive awards will be paid. Thus, each of these names executive officers (except for Mr. Bradley) can have his target cash incentive reduced to zero based on poor Company or individual performance, or doubled based on strong Company and individual performance. Mr. Bradley’s threshold (or minimum) of $112,500 reflects that the Bradley Letter Agreement guaranteed him a minimum cash incentive in this amount.

Additional detail regarding the determination of cash incentives to executives for fiscal 2009, is included above under “Compensation Discussion and Analysis.”

[3]	Represents the grant date fair value of each stock option or restricted stock unit, as applicable, computed in accordance with FAS 123(R).

[4]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire seven years after the grant date.

[5]	The Compensation Committee met on this date to approve the terms of Dr. Greene’s original employment agreement, which provides for his eligibility for an incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary.

[6]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date and do not pay dividend equivalents.

[7]	The Compensation Committee met on this date to approve the terms of the Bradley Letter Agreement, which provides for a guaranteed cash incentive of $112,500 for fiscal 2009.

The Company is a party to employment agreements with Dr. Greene, Mr. Bradley and Mr. Campbell, and an offer letter with Mr. Scadina. All such agreements and the awards described in this table are explained further in “Compensation Discussion and Analysis.”

We do not use a specific formula to determine compensation levels but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. A number of factors, described in prior sections above, are considered in determining each compensation element. Aligning executive interests with the creation of shareholder value, equity-based incentive compensation generally represents a substantial portion of total executive compensation. While generally of lesser value than equity-based incentives, non-equity-based incentives similarly align executive interests with the creation of shareholder value due to the fact that non-equity-based incentives are funded based upon the extent to which the Company achieves targeted growth goals. For more detail on compensation, please refer to “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

								Stock Awards
												Equity	Equity
												Incentive	Incentive
												Plan	Plan
												Awards:	Awards:
	Option Awards											Number of	Market or
					Equity				Number			Unearned	Payout
					Incentive				of			Shares,	Value of
					Plan Awards:				Shares		Market	Units or	Unearned
		Number of	Number of		Number				or Units		Value of	Other	Shares,
		Securities	Securities		of Securities				of Stock		Shares or	Rights	Units or
		Underlying	Underlying		Underlying				That		Units of	That	Other
		Unexercised	Unexercised		Unexercised	Option			Have		Stock That	Have	Rights That
		Options	Options		Unearned	Exercise	Option		Not		Have Not	Not	Have Not
		(#)	(#)		Options	Price	Expiration		Vested		Vested	Vested	Vested
Name	Grant	Exercisable	Unexercisable		(#)	($)	Date	Grant	(#)		($)[1]	(#)	($)
(a)	Date	(b)	(c)		(d)	(e)	(f)	Date	(g)		(h)	(i)	(j)

Mark Greene	02/14/2007	62,500	62,500	[2]	—	39.62	02/13/2014	02/14/07	20,833	[3]	447,701	—	—
	12/18/2007	28,125	84,375	[2]	—	34.26	12/17/2014	12/18/07	9,375	[3]	201,469	—	—
	12/18/2008	—	103,126	[2]	—	14.16	12/17/2015	07/08/08	11,250	[3]	241,762	—	—
	—	—	—		—		—	12/18/08	11,458	[3]	246,232	—	—
Thomas Bradley	04/06/2009	—	225,000	[2]	—	15.51	04/05/2016	—	—		—	—	—
Charles Osborne	05/03/2004	250,000	—		—	34.07	10/29/2009	—	—		—	—	—
	08/02/2004	20,000	—		—	28.75	10/29/2009	—	—		—	—	—
	11/15/2004	30,000	—		—	32.01	10/29/2009	—	—		—	—	—
	11/21/2005	52,500	—		—	47.45	10/29/2009	—	—		—	—	—
	12/18/2006	12,501	—		—	41.74	10/29/2009	—	—		—	—	—
	12/18/2007	8,750	—		—	34.26	10/29/2009	—	—		—	—	—
Michael Campbell	04/25/2005	190,000	—		—	33.61	04/24/2015	07/31/07	5,000	[3]	107,450	—	—
	11/21/2005	22,500	7,500	[2]	—	47.45	11/20/2012	10/12/07	12,500	[3]	268,625	—	—
	12/18/2006	30,000	30,000	[2]	—	41.74	12/17/2013	07/08/08	7,500	[3]	161,175	—	—
	10/12/2007	12,500	37,500	[2]	—	36.20	10/11/2014	12/18/08	16,666	[3]	358,152	—	—
	12/18/2008	—	50,002	[2]	—	14.16	12/17/2015					—	—
Mark Scadina	06/11/2007	47,500	47,500	[2]	—	37.18	06/10/2014	06/11/07	15,000	[3]	322,350	—	—
	12/18/2007	2,500	7,500	[2]	—	34.26	12/17/2014	12/18/07	2,500	[3]	53,725	—	—
	12/18/2008	—	35,002	[2]	—	14.16	12/17/2015	07/08/08	7,500	[3]	161,175	—	—
	—	—	—		—	—	—	12/18/08	11,666	[3]	250,702	—	—
	—	—	—		—	—	—	08/24/09	10,000	[3]	214,900	—	—
	—	—	—		—	—	—	—	—		—	—	—
Richard Deal	04/24/2001	5,061	—		—	18.07	04/24/2011	12/18/06	4,166	[3]	89,527	—	—
	11/30/2001	11,250	—		—	26.28	11/30/2011	12/18/07	6,250	[3]	134,312	—	—
	11/14/2002	16,875	—		—	25.57	11/14/2012	07/08/08	7,500	[3]	161,175	—	—
	11/17/2003	22,500	—		—	35.50	11/16/2013	12/18/08	11,666	[3]	250,702	—	—
	08/02/2004	20,000	—		—	28.75	08/01/2014	08/24/09	7,500	[3]	161,175	—	—
	11/15/2004	35,000	—		—	32.01	11/14/2014	—	—		—	—	—
	11/21/2005	37,500	12,500	[2]	—	47.45	11/20/2012	—	—		—	—	—
	12/18/2006	12,501	12,500	[2]	—	41.74	12/17/2013	—	—		—	—	—
	12/18/2007	6,250	18,750	[2]	—	34.26	12/17/2014	—	—		—	—	—
	12/18/2008	—	35,002	[2]	—	14.16	12/17/2015	—	—		—	—	—

[1]	The market value of restricted stock units that have not vested were determined by multiplying the closing market price of the Company’s Common Stock on September 30, 2009 ($21.49) by the number of restricted stock units.

[2]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

[3]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of
	Acquired	Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	On Vesting	on Vesting
Name	(#)	($)[1]	(#)	($)[2]
(a)	(b)	(c)	(d)	(e)
Mark Greene	—	—	17,292	224,358
Thomas Bradley	—	—	—	—
Charles Osborne[3]	—	—	7,500	105,800
Michael Campbell	—	—	9,167	148,480
Mark Scadina	—	—	10,834	174,759
Richard Deal	16,875	101,907	6,667	94,005

[1]	Equal to the number of shares acquired on exercise multiplied by the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options.

[2]	Equal to the number of shares vested multiplied by the closing price of the Company’s Common Stock on the date of vesting.

[3]	Upon Mr. Osborne’s July 31, 2009 retirement he forfeited 56,250 unvested options and 20,416 unvested restricted stock unit awards. Pursuant to the termination provisions of the Company’s LTIP, Mr. Osborne had 90 days to exercise his vested options. On October 29, 2009, 373,751 vested, but out-of-the-money, options were canceled.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2009

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)[1]	($)	($)[2]	($)	($)[3]
(a)	(b)	(c)	(d)	(e)	(f)

Mark Greene	—	—	4,092	—	57,053
Thomas Bradley	51,923	—	5,182	—	57,105
Charles Osborne	—	—	—	—	—
Michael Campbell	—	—	—	—	—
Mark Scadina	—	—	—	—	—
Richard Deal	—	—	—	—	—

[1]	The amounts reported in this column were reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended September 30, 2009.

[2]	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

[3]	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years: Mark Greene, $14,808 for fiscal 2007 and $49,135 for fiscal 2008.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices chosen by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

ESTIMATED CHANGE IN CONTROL OR TERMINATION BENEFITS AT 2009 FISCAL YEAR-END

The tables below quantify the estimated payments and benefits that would be provided to our named executive officers in connection with the termination of his employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2009, and the price per share of our Common Stock is the closing market price as of that date (which was $21.49). The management agreements relating to change in control and other employment agreements that we have entered into with our named executive officers are described in detail elsewhere in this proxy statement under “Compensation Discussion and Analysis.”

None of the tables below reflect amounts that would be payable to our named executive officers under our Short and Long Term Disability Policies. All FICO employees are covered under these policies. For the first three months of a disability, the employee continues to receive 60% of base salary under the Short Term Disability Policy. After three months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue as long as the employee is deemed disabled under the policy, until the employee reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

The tables below also exclude amounts payable in the event of death of a named executive officer to his named beneficiaries under a Company-provided life insurance policy. All employees are covered under this policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

We did not include a table for Mr. Osborne as he retired from the Company on July 31, 2009. Mr. Osborne received no cash severance and his equity grants were not accelerated. However, Mr. Osborne is receiving a $35,000 monthly consultancy fee through January 31, 2010, as provided for in his Transition Agreement which is more fully described elsewhere in this proxy statement under “Compensation Discussion and Analysis — Transition Agreement — Charles M. Osborne.”

Mark Greene

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or
			by Us	by the NEO
			Without	with Good
			Cause or by	Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us for	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	1,250,000	1,250,000	—	—	—
Value of Benefits[1]	—	—	35,457	35,457	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	755,914	—	755,914	755,914
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	1,137,165	—	1,137,165	1,137,165
Total	—	—	1,285,457	3,178,536	—	1,893,079	1,893,079

[1]	The Company is obligated to provide benefits to Dr. Greene at existing levels for 24 months post-termination if his employment is terminated by the Company without cause or by Dr. Greene for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

Thomas Bradley

Termination
by Us
Without
Cause
Following a
Change in
			Termination	Control or
			by Us	by the NEO
			Without	with Good
			Cause or by	Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us for	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	562,500	562,500	—	—	—
Value of Benefits[1]	—	—	14,563	14,563	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	1,345,500	—	1,345,500	1,345,500
Market Value of Accelerated Restricted Stock Unit Awards	—	—	—	—	—	—	—
Total	—	—	577,063	1,922,563	—	1,345,500	1,345,500

[1]	The Company is obligated to provide benefits to Mr. Bradley at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Bradley for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

Michael Campbell

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	450,000	450,000	—	—	—
Value of Benefits[1]	—	—	17,308	17,308	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	366,515	—	366,515	366,515
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	895,402	—	895,402	895,402
Total	—	—	467,308	1,729,225	—	1,261,917	1,261,917

[1]	The Company is obligated to provide benefits to Mr. Campbell at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Campbell for good reason (whether or not such termination follows a change of control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

Mark Scadina

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
				Control or by
				the NEO with
			Termination	Good Reason
	Voluntary	Termination	by Us	Following a
	Termination	by Us For	Without	Change in
	by NEO	Cause	Cause	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)[1]	($)	($)	($)	($)

Value of Cash Severance	—	—	187,500	511,500	—	—	—
Value of Benefits[2]	—	—	7,127	14,255	—	—	—
Market Value of Accelerated Stock Option Awards[3]	—	—	—	256,565	—	256,565	256,565
Market Value of Accelerated Restricted Stock Unit Awards[4]	—	—	—	1,002,852	—	1,002,852	1,002,852
Total	—	—	194,627	1,785,172	—	1,259,417	1,259,417

[1]	The amounts shown represents the value upon a termination without cause by the Company only. Mr. Scadina is not entitled to such amounts in the event he voluntarily terminates his employment with the Company, for any reason.

[2]	The Company is obligated to provide benefits to Mr. Scadina at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[3]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

[4]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

Richard Deal

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
				Control or by
				the NEO with
			Termination	Good Reason
	Voluntary	Termination	by Us	Following a
	Termination	by Us For	Without	Change in
	by NEO	Cause	Cause	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)[1]	($)	($)	($)	($)

Value of Cash Severance	—	—	145,000	290,000	—	—	—
Value of Benefits[2]	—	—	8,514	17,027	—	—	—
Market Value of Accelerated Stock Option Awards[3]	—	—	—	256,565	—	256,565	256,565
Market Value of Accelerated Restricted Stock Unit Awards[4]	—	—	—	796,892	—	796,892	796,892
Total	—	—	153,514	1,360,484	—	1,053,457	1,053,457

[1]	The amounts shown represents the value upon a termination without cause by the Company only. Mr. Deal is not entitled to such amounts in the event he voluntarily terminates his employment with the Company, for any reason.

[2]	The Company is obligated to provide benefits to Mr. Deal at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[3]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

[4]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2009, of $21.49.

Equity Compensation Plan Information

	Number of
	Securities to be
	Issued upon			Number of Securities
	Exercise of	Weighted Average		Remaining Available
	Outstanding	Exercise Price of		for Future Issuance
	Options	Outstanding		Under Equity
Plan Category	and Rights	Options and Rights		Compensation Plans

Equity compensation plans approved by security holders[1]	8,323,921	$31.48	[2]	9,400,313	[3]
Equity compensation plans not approved by security holders[4]	143,185	$37.40		1,761,824
Total	8,467,106	$31.60		11,162,137	[3]

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options or the vesting of restricted stock units, and/or (b) are available for future issuance: the LTIP; one plan acquired as part of our acquisition of Braun Consulting, Inc. ( “Braun Legacy Approved Plan”); and one plan acquired as part of our acquisition of HNC Software, Inc. ( “HNC Legacy Approved Plan”). A total of 74,661 shares of Common Stock are available for future issuance under the Braun Legacy Approved Plan. A total of 827,723 shares of Common Stock are available for future issuance under the HNC Legacy Approved Plans.

The Braun Consulting, Inc. 2002 Employee Long Term Investment Plan is the only remaining Braun Legacy Approved Plan that has shares of common stock available for future issuance at September 30, 2009. This Braun Legacy Approved Plan permitted the issuance of options through the tenth anniversary of the plan’s adoption, the exercise price of which is equal to the fair market value on the date of grant. Under NYSE rules, use of this plan is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the Braun acquisition. No options have been issued under this plan since the Company’s acquisition of Braun in November 2004, and the Company has no present plans or commitments to issue additional options under this plan.

The HNC Software, Inc. 2001 Equity Plan is the only remaining HNC Legacy Approved Plan that has shares of common stock available for future issuance at September 30, 2009. This HNC Legacy Approved Plan permitted the issuance of options through the tenth anniversary of the plan’s adoption, the exercise price of which is equal to the fair market value on the date of grant. Under NYSE rules, use of HNC Legacy Approved Plan is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under the HNC Legacy Approved Plan since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under any of these plans.

[2]	The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

[3]	This amount includes 2,707,966 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan, however the Board of Directors has suspended the plan effective January 1, 2009.

[4]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the 2003 Employment Inducement Award Plan (the “EIAP”); and an individual option grant to our Chairman of the Board, Mr. Battle. For a description of the material features of the EIAP, see Note 17 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009. Mr. Battle has 16,875 vested options outstanding, granted to him in February 2002. These shares have an exercise price equal to the fair market value on the grant date.

How can stockholders submit proposals for the 2011 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2011 Annual Meeting, the proposal must be received by our Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on September 7, 2010, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2011 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Dated: December 29, 2009

APPENDIX A

PROPOSED AMENDMENTS
TO THE
BYLAWS OF FAIR ISAAC CORPORATION

(I) Section 2.8 of the Bylaws is hereby amended as follows:

(i) The seventh sentence of Section 2.8 is hereby deleted in its entirety;

(ii) The eighth sentence of Section 2.8 (which immediately follows the sentence deleted by the preceding clause (i)) is hereby amended by replacing the words “With respect to other matters,” with the words, “With respect to all matters other than the election of directors,”

(iii) the following new paragraph is added at the end of Section 2.8:

“Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by the vote of a plurality of the votes cast for the nominees at any meeting for the election of directors where, as of the date that is one day before the date that the Corporation first files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected at the meeting. For purposes of the preceding sentence, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.”

(II) The first sentence of the third paragraph of Section 3.2 of the Bylaws is hereby amended as follows:

(i) deleting the word “and” before sub-clause (v) of clause (a); and

(ii) inserting new clause (vi) at the end of clause (a) as follows:

“, and (vi) a written statement from each proposed nominee as to whether such proposed nominee, if elected, intends to tender, promptly following such proposed nominee’s election or re-election, an irrevocable resignation effective upon such proposed nominee’s failure to receive the required vote for re-election at any meeting at which such proposed nominee would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Policy of the Board of Directors on Director Elections”

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET
http://www.proxyvoting.com/fico
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PX 63143
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

1.	ELECTION OF DIRECTORS			FOR ALL NOMINEES	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees:				NOMINEES
01 02 03 04 05	A. George Battle Nicholas F. Graziano Mark N. Greene Alex W. Hart James D. Kirsner	06 07 08 09	William J. Lansing Rahul N. Merchant Margaret L. Taylor Duane E. White	☐	☐	☐	2.	To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors.	☐	☐	☐
							3.	To approve an amendment to the Company’s Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard.	☐	☐	☐
							4.	To ratify the appointment of Deloitte &Touche LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)							5.	In their discretion upon such other business as may properly come before the meeting.

*Exceptions

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the corporation or partnership, please sign in firm name by authorized person.)

I plan to attend the meeting	☐	YES

	Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.
  Admission Ticket
FAIR ISAAC CORPORATION
2010 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named on the reverse side.
Admittance will be based upon availability of seating.
NON-TRANSFERABLE
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy
▼ FOLD AND DETACH HERE ▼

PROXY IS SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 2, 2010
     The undersigned hereby appoints Mark N. Greene, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 2, 2010, or any postponement or adjournment thereof.
     THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” PROPOSALS 2, 3 AND 4.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

PX 63143